Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (on Form F-3 and S-3) and related Prospectus of Compagnie Générale de Géophysique-Veritas and certain subsidiaries to be filed on January 29, 2007 and to the inclusion therein and the incorporation by reference therein of our report dated January 26, 2006, with respect to the combined financial statements of Exploration Resources companies (predecessor to Exploration Resources ASA) for the year ended December 31, 2004.

Bergen, January 26, 2007
ERNST & YOUNG AS

/s/ Karl Erik Svanevik

Karl Erik Svanevik
Partner